Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Mercantile Bank Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. References to the “Company,” “we,” “us” and “our” refer to Mercantile Bank Corporation and not to any of our subsidiaries.

The following is a summary of the material provisions of our common stock and does not purport to be complete. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the provisions of our articles of incorporation, as amended, and our amended and restated bylaws, copies of which are listed as exhibits to our Annual Report on Form 10-K.

General

The total number of shares of all classes of stock which the corporation shall have authority to issue is 41,000,000 shares which shall be divided into two classes as follows:

(1) 40,000,000 shares of Common Stock (Common Stock), no par value; and

(2) 1,000,000 shares of Preferred Stock (Preferred Stock).

Common Stock

Voting Rights: Except as otherwise required by law or by any amendment to these Articles of Incorporation, each holder of Common Stock shall have one vote for each share of stock held by him of record on the books of the corporation on all matters voted upon by the shareholders.

Dividend Rights: Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights: In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be dissolution, liquidation of winding up of the corporation for the purposes of this paragraph.

Other Rights: Such numbers of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of Preferred Stock or any obligation of the corporation convertible into shares of Common Stock which is at the time outstanding or issuable upon exercise of any options or warrants at the time outstanding and (ii) upon exercise of any options, warrants or rights at the time outstanding to purchase shares of Common Stock.

Preferred Stock

Our board of directors has the authority, subject to the limitations prescribed by Michigan law, to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our shareholders. Our board of directors also has the authority to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders.

Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock.

Anti-Takeover Effects of Provisions of Michigan Law and our Certificate of Incorporation and Bylaws

Provisions of the Michigan Business Corporation Act, or the MBCA and our articles of incorporation, as amended, and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a shareholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.

Stockholder Meetings; Requirements for Advance Notice

Our articles of incorporation, as amended, provide that special meetings of the shareholders may be called only by or at the direction of the board of directors or the chairman of the board. In addition, our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information.

Supermajority Voting for Amendments to Certain Provisions

Any amendment to certain provisions of our articles of incorporation, as amended, such as provisions relating to nomination, election, or removal of directors, and provisions relating to shareholder action by written consent, requires the affirmative vote of at least 66⅔% of the voting power of all shares of our common stock then outstanding. Our amended and restated bylaws may be amended, altered, changed, added to or repealed by the shareholders at any regular or special meeting of the shareholders provided such action is contained in the notice of such meeting, or by the board of directors at any regular or special meeting of the board of directors.

No Cumulative Voting

The MBCA provides that the articles of incorporation may permit cumulative voting in the election of directors. Our articles of incorporation, as amended, does not provide for cumulative voting.

Removal of Directors; Vacancies

Our articles of incorporation provides that directors may be removed only for cause only by the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. In addition, our articles of incorporation provides that only our board of directors may fill vacant directorships, including newly created seats, by the affirmative vote of the majority of remaining directors.

Stockholder Action by Written Consent

The MBCA permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our articles of incorporation, as amended, provide that any action to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by written consent.

Limitations on Liability and Indemnification of Officers and Directors

Our articles of incorporation, as amended, and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Michigan law. Michigan law prohibits our articles of incorporation from limiting the liability of our directors for the following: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 551(1) of the Michigan Business Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit.

If Michigan law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Michigan law, as so amended. Our articles of incorporation, as amended, does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Michigan law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our articles of incorporation, as amended, and our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

The limitation of liability and indemnification provisions provided for in our articles of incorporation, as amended, and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. Moreover, a shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval, except as required by the listing standards of the NASDAQ Global Select Market and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.